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                                                                     EXHIBIT 8.1

                             Vinson & Elkins L.L.P.
                               1001 Fannin Street
                                   Suite 2300
                              Houston, Texas 77002


March 6, 2002

Oil States International, Inc.
Three Allen Center
333 Clay Street, Suite 3460
Houston, Texas 77002

Re:      Form S-3 Universal Shelf Registration

Ladies and Gentlemen:

         We participated in the preparation of the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission with respect to the shares of the common stock of Oil States International, Inc. issuable upon exchange or redemption of the exchangeable shares of 892489 Alberta Inc., including the discussion set forth in the Registration Statement under the heading "U.S. Federal Income Tax Considerations". The discussion and the legal conclusions with respect to United States federal tax matters set forth therein reflect our opinion, and we believe they are accurate and complete in all material respects.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and the reference made to us under the caption "Legal Matters" in the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.


Very truly yours,

/s/ VINSON & ELKINS L.L.P.
    -------------------------------
    VINSON & ELKINS L.L.P.